Exhibit 99.1

Eco Building Products Completes Acquisition of Former Affiliate, Eco Prime, LLC in Augusta, Georgia

The acquisition more than doubles Eco Building Product's current national coating capacity

It positions the company to penetrate the growing Southeast multi-family and single-family new home construction markets

Eco Building Products now has operations in three key areas – the Pacific Northwest, the Southeast and the Northeast

VISTA, Calif., Jul. 22, 2015 /PRNewswire/ --Eco Building Products, Inc., (OTC: ECOB) announced today that it has executed an asset purchase agreement to acquire all of the operating assets of its former Affiliate, Eco Prime, LLC, located in Augusta, GA.  With this acquisition, Eco Building Products more than doubles its current national coating capacity and positions its operations to penetrate the growing Southeast multi-family and single-family new home construction markets.  At the same time, the acquisition locates a substantial Company capacity close to the important southern yellow pine saw mill and structural panel industry.

"This acquisition is a critical next step in executing a strategy to penetrate high demand markets while staying within a targeted distance from the indigenous saw mill, engineered wood and panel industries," said Tom Comery, President and CEO.  "We know our plants need to be close to the forests and or the market, and with this acquisition we now have operations in three key areas –the Pacific Northwest, the Southeast and the Northeast."   Comery went on to add that, "In just a few short weeks, we have moved to rationalize our product line and channel strategy to drive focus in execution.  The best news is that we already have a solid order file at Augusta and are ramping up to produce our core suite of products."

"Tom has only been on board for 5 weeks, but he and his team have moved quickly to stabilize, focus and grow the business," said Gerry Czarnecki, Chairman of the Board of Directors.  "The Board has a high level of confidence that the Company is on the right track and taking the appropriate steps to grow profitably."

About Eco Building Products, Inc.

Eco Building Products, Inc. (Eco) is a manufacturer and coater of proprietary, environmentally responsible chemistry utilizing ECOB WoodSurfaceFilmTM and FRC™ technology (Fire Retardant Coating).  Eco's products protect against fire, mold/mycotoxins, fungus, rot-decay, wood ingesting insects and termites.  Eco is headquartered in Vista, CA and has operations in Tacoma, WA, Fairlawn, NJ and now Augusta, GA.

Safe Harbor Statement: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Forward looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. ECOB takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties.

Company Contact

Eco Building Products, Inc.
Phone: 1-888-Red-Shld (888-733-7453)
Email: info@ecob.net
Web Site: www.ecob.net
SOURCE Eco Building Products, Inc.

RELATED LINKS
http://www.ecob.net